DWS INVESTMENTS
STRUCTURED NOTES
POWERED BY X-MARKETS
                                                            RESHAPING INVESTING.
                                                                 DWS INVESTMETNS
                                                             DEUTSCHE BANK GROUP

S&P 500(R) Index Linked Buffered Underlying Securities (BUyS)

           U.S. Equities o Bullish o Medium Term o Fee-Based Accounts

Indicative Terms as of June 30, 2009

CUSIP:          2515A0 L4 3

Issuer:         Deutsche Bank AG, London Branch

Maturity /
Tenor:          4 Years

Index:          S&P 500(R) Index

Initial Level:  Official closing level of the Index on the Trade Date

Final Level:    Official closing level of the Index on the Final Valuation Date

Index Return:   Final Level - Initial Level
                Initial Level

Participation   109.50% - 115.50% (TBD on Trade Date)
Rate:

Buffer Level:   15% of the Initial Level (first 15% depreciation of the Index is fully protected)

Payment at      If the Final Level:
Maturity:       (a) is greater than or equal to the Initial Level, the Payment at Maturity will be: $1,000 + ($1,000 x Index Return x
                Participation Rate); OR

                (b) is less than the Initial Level, and such decline is equal to or less than the Buffer Level, the Payment at Maturity will be
                $1,000; OR

                (c) is less than the Initial Level, and such decline is greater than the Buffer Level, the Payment at Maturity will be $1,000 +
                [$1,000 x (Index Return + Buffer Level)].

Discounts and
Commissions:    The Agents will not receive a commission in connection with the sales of the BUyS. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to
                0.50% or $5.00 per $1,000 face amount. Deutsche Bank Securities
                Inc. may pay custodial fees to other broker-dealers of up to
                0.25% or $2.50 per $1,000 face amount. The Issuer will reimburse
                Deutsche Bank Securities Inc. for such fees.

Agents:         Deutsche Bank Securities Inc. and Deutsche Bank Trust Company
                Americas

                         Best Case Scenario at Maturity

If the Index Return is positive, investors will receive between 109.50% and
115.50% (TBD on Trade Date) of the Index Return at maturity.

                         Worst Case Scenario at Maturity

If the Final Level is lower than the Initial Level by more than the Buffer
Level, an investment in the BUyS will decline by 1% for every 1% decline in the
Index beyond the Buffer Level. Subject to the credit of the Issuer, the maximum loss on an investment is 85%.

                                    Benefits

o    U.S. equity index exposure with principal protection for first 15% of any depreciation and upside leverage

o    109.50% - 115.50% of the positive Index Return

o    Uncapped participation in the positive performance of the Index

o    If the Index Return is positive or negative, the BUyS will outperform the
     Index at maturity

                                      Risks

o    Because the BUyS do not offer full principal protection of your initial investment and the return of the BUyS is linked to the performance of the
     Index, you may lose up to 85% of your initial investment

o    Return on the BUyS is linked to the level of the Index without taking into consideration the value of dividends paid on the component stocks of the
     Index

o    An investment in the BUyS is subject to the credit of the Issuer

                                 Important Dates

 Offering Period:                    June 30, 2009 - July 28, 2009
 Trade Date:                                         July 28, 2009
 Settlement Date:                                    July 31, 2009
 Final Valuation Date:                               July 26, 2013
 Maturity Date:                            July 31, 2013 (4 Years)

                                                  ISSUER FREE WRITING PROSPECTUS
                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-137902
                                            Dated June 30, 2009 R-6034-1 (08/08)

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                      NOT FDIC / NCUA INSURED OR GUARANTEED
                       MAY LOSE VALUE * NO BANK GUARANTEE
                                 NOT A DEPOSIT
                  NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
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Uncapped BUyS Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Buffer Level of 15% and a Participation Rate of 112.50%)
Change in Index (%)	Index Return (%)	BUyS Return (%)	Payment at Maturity (per $1,000 invested)
-30.00%	-30.00%	15.00%	$850.00
-20.00%	-20.00%	-5.00%	$950.00
-10.00%	-10.00%	0.00%	$1,000.00
-5.00%	-5.00%	0.00%	$1,000.00
0.00%	0.00%	0.00%	$1,000.00
5.00%	5.00%	5.63%	$1,056.30
10.00%	10.00%	11.25%	$1,112.50
15.00%	15.00%	16.88%	$1,168.80
20.00%	20.00%	22.50%	$1,225.00
30.00%	30.00%	33.75%	$1,337.50
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the BUyS.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis. The numbers appearing in the above table have been rounded for ease of analysis.

Selected Risk Factors

YOUR INVESTMENT IN THE BUyS MAY RESULT IN A LOSS — The BUyS do not guarantee any return of your initial investment in excess of $150 per $1,000 face amount. The return on the BUyS at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index performance is positive or negative.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE BUyS PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the BUyS prior to maturity. You should be willing and able to hold your BUyS to maturity.

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the BUyS or have voting rights or rights to receive cash dividends or other distributions with respect to the component stocks of the Index.

LACK OF LIQUIDITY — There may be little or no secondary market for the BUyS. The BUyS will not be listed on any securities exchange.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE BUyS — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the BUyS, which could affect the level of the Index or the value of the BUyS.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the BUyS, including acting as calculation agent and hedging our obligations under the BUyS, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the BUyS.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE BUyS — In addition to the level of the Index on any day, the value of the BUyS will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

COUNTERPARTY RISK — The payment of amounts owed to you under the BUyS is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE BUyS ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the BUyS are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 684J and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, term sheet No. 684J and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the BUyS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the BUyS prior to their issuance. We will notify you in the event of any changes to the terms of the BUyS, and you will be asked to accept such changes in connection with your purchase of any BUyS. You may also choose to reject such changes, in which case we may reject your offer to purchase the BUyS.

         DWS Structured Products    1.866.637.9185    www.dws-sp.com